Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Canadian National Railway Company

We consent to the use of our audit report dated January 24, 2006 on the consolidated balance sheets of Canadian National Railway Company (the “Company”) as at December 31, 2005 and 2004, and the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005 incorporated by reference in the registration statement on Form F-9 dated May 1, 2006 of the Company (the “Registration Statement”) relating to the issue of US$1,500,000,000 Debt Securities.

We also consent to the reference to our firm under the caption “INDEPENDENT AUDITORS” in the preliminary short form base shelf prospectus, which is part of the Registration Statement.

/s/ KPMG
Chartered Accountants
Montreal, Canada
May 1, 2006